Exhibit 4.1

DESCRIPTION OF SECURITIES

The following description of securities of Fathom Digital Manufacturing Corporation is intended as a summary only, does not purport to be complete and is subject to our certificate of incorporation (our “Charter”), our amended and restated bylaws (our “Bylaws”), the Investor Rights Agreement and the Warrant Agreement, copies of which have been filed by us with the Securities and Exchange Commission (the “SEC“) and are incorporated herein by reference, and the provisions of applicable law. As used in this “Description of Securities,” the terms “Fathom,” “Company,” “we,” “us” and “our” refer to Fathom Digital Manufacturing Corporation, a Delaware corporation, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined in this exhibit shall have the respective meanings given to such terms in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on April 8, 2022 (our “2021 Form 10-K”).

As of March 31, 2022, Fathom Digital Manufacturing Corporation had the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its (i) Class A common stock, par value $0.0001 per share (“Class A common stock”), and (ii) warrants to purchase Class A common stock (the “Warrants”).

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.0001 per share, of which 50,785,656 shares were issued and outstanding as of March 31, 2022; 180,000,000 shares of Class B common stock, par value $0.0001 per share, of which 84,294,971 shares were issued and outstanding as of March 31, 2022; 10,000,000 shares of Class C common stock, par value $0.0001 per share, of which no shares were issued and outstanding as of March 31, 2022; and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares were issued and outstanding as of March 31, 2022.

Class A common stock

Voting rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A common stock will vote together with the holder of Class B common stock and Class C common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, subject to the Investor Rights Agreement and except for certain matters requiring supermajority approval by our Charter as described below under “—Supermajority Approval Requirements,” all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Stockholders do not have the ability to cumulate votes for the election of directors. Our Charter provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Notwithstanding the foregoing, to the fullest extent permitted by law, holders of our common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to our Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time on our common stock having dividend rights by our board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of Fathom’s debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class A common stock will have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Subject to the transfer and exchange restrictions set forth in the Fathom Operating Agreement, holders of New Fathom Units may exchange these units for shares of our Class A common stock, on a one-for-one basis or, at the election of an exchange committee of Fathom OpCo, for cash. When a New Fathom Unit is exchanged, a corresponding share of our Class B common stock, depending on the holder, will automatically be transferred to us and retired for no consideration.

Class B common stock

Voting Rights. Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class B common stock will vote together with holders of Class A common stock and Class C common stock as a single class on all matters presented to Fathom’s stockholders for their vote or approval, except as otherwise required by our Charter and applicable law.

Dividend Rights. Holders of the Class B common stock will not be entitled to dividends in respect of their shares of Class B common stock.

Rights upon liquidation. The holders of shares of Class B common stock, as such, shall not be entitled to receive any assets of Fathom in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs. We refer to the Class B common stock as “vote-only” shares.

Redemption of Class B common stock for Class A common stock. Shares of Class B common stock are redeemable for shares of Class A common stock on the terms and subject to the conditions set forth in the Fathom Operating Agreement. The Company may satisfy its or its affiliates’ obligations in respect of any redemption of shares of Class B common stock under the Fathom Operating Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B common stock upon such redemption, in lieu of newly issued shares of Class A common stock, cash in the amount permitted by and provided in the Fathom Operating Agreement or shares of Class A common stock which are held in the treasury of Fathom. All shares of Class A common stock that may be issued upon any such redemption will, upon issuance in accordance with the Fathom Operating Agreement, be validly issued, fully paid and non-assessable. All shares of Class B common stock so redeemed for Class A common stock shall be cancelled.

Other rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class B common stock will have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class B common stock are subject to those of the holders of any shares of the preferred stock Fathom may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance and Transfer. There will be no further issuances of Class B common stock except in connection with (i) a stock split, stock dividend, reclassification or similar transaction, (ii) an issuance of New Fathom Units or (iii) a Triggering Event occurring with respect to an Earnout Unit (as defined in the Fatham Operating Agreement). When a New Fathom Unit is exchanged pursuant to the Fathom Operating Agreement, a corresponding share of our Class B common stock will automatically be transferred to us and retired for no consideration. Class B common stock is not transferable unless a corresponding number of New Fathom Units are simultaneously transferred to the same person.

Preferred Stock

Our Charter authorizes the board of directors to establish one or more series of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.

The authority of our board of directors to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of Fathom and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock. At present, we have no plans to issue any preferred stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of The New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and our Charter and Bylaws

Certain provisions of our Charter and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

No Action by Written Consent; Special Meetings of Stockholders. The Delaware General Corporation Law (the “DGCL”) permits stockholder action by written consent unless otherwise provided by our Charter. Our Charter precludes holders of common stock from taking action by written consent. If permitted by the applicable certificate of designation, future series of preferred stock may take action by written consent. Our Charter and Bylaws provide that special meetings of stockholders may be called (i) only by the board of directors or the chairman of the board of directors pursuant to a written resolution adopted by the affirmative vote of the number of directors equal to a majority of the board assuming no vacancies or (ii) prior to the date on which the CORE Investors and their affiliates cease to beneficially own in the aggregate (directly or indirectly) at least 25% of the then outstanding common stock, by the chairman of the board of directors at the written request of holders of at least a majority of the then outstanding common stock. Further, any business transacted at any special meeting of stockholders is limited to the purpose or purposes included in the notice may be considered at such special meeting.

Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation provides otherwise. Our Charter does not expressly provide for cumulative voting. Directors may be removed, but only for cause (and subject to the Investor Rights Agreement), upon the affirmative vote of holders of 66-2/3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors. In addition, under our Charter, our board of directors is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

Supermajority Approval Requirements. Our Charter and Bylaws provide that our board of directos is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our Charter. In addition, any amendment, alteration, change, addition, rescission or repeal of the Bylaws by our stockholders will require the affirmative vote of holders of 66-2/3% in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a Delaware corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Charter provides that the following provisions in the Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% (or, 80%, for the provision indicated below) in voting power of all the then- outstanding shares of stock of Fathom entitled to vote thereon, voting together as a single class:

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the provision requiring a 66-2/3% supermajority vote for stockholders to amend the Bylaws;
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the provisions providing for the manner of establishing the size of the board and for a classified board (the election and term of our directors);
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the provisions regarding resignation and removal of directors;
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the provisions regarding entering into business combinations with interested stockholders (requiring at least an 80% supermajority vote);
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the provisions precluding stockholder action by written consent;
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the provisions regarding calling special meetings of stockholders;
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the provisions regarding filling vacancies on our board and newly created directorships;
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the provisions regarding the establishment of Delaware as the exclusive forum for certain types of legal proceedings against Fathom, its directors, officers and employees;
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the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and
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the amendment provision requiring that the above provisions be amended only with a 66-2/3% supermajority vote.

The combination of the classification of our board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board as well as for another party to obtain control of us by replacing our board. Because our board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of The New York Stock Exchange. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock—Authorized but Unissued Capital Stock” above.

Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti- takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

We have opted out of Section 203 of the DGCL.

Other Limitations on Stockholder Actions. Our Bylaws also impose some procedural requirements on stockholders who wish to:

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make nominations in the election of directors;
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propose that a director be removed; or
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propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:

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the stockholder’s name and address;
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the number of shares beneficially owned by the stockholder and evidence of such ownership;
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the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;
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a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions;
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a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and
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any material interest of the stockholder in such business.

The Bylaws set out the timeliness requirements for delivery of notice.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We plan to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

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any breach of his duty of loyalty to us or our stockholders;
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acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;
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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
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any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Forum Selection

Our Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

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any derivative action or proceeding brought on our behalf;
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any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
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any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our Charter or our Bylaws; or
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any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our Charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Charter is inapplicable or unenforceable.

Stockholder Registration Rights

Under the terms of the Registration Rights Agreement, Fathom granted to the Legacy Fathom Owners, Sponsor and certain other former Altimar II equityholders customary demand, shelf and piggyback registration rights. Fathom was required to file within thirty days of the Closing a shelf registration statement registering the public resale of the shares of common stock of Fathom (“Shelf Registration Statement”), and cause the Shelf Registration Statement to be declared effective as promptly as practicable after the filing thereof and no later than the earlier of (A) 60 calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Shelf Registration Statement, the 90th calendar day following the filing thereof) and (B) the 10th business day after the date Fathom is notified (orally or in writing, whichever is earlier) by the SEC that it will not review the Shelf Registration Statement. See Item 13. “Certain Relationships and Related Party Transactions, and Director Independence— Registration Rights Agreement” in our 2021 Form 10-K.The PIPE Investors also have been granted certain, customary registration rights pursuant to the Subscription Agreements.

DESCRIPTION OF THE WARRANTS

Public Warrants. Each whole Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the Altimar II IPO and 30 days after the completion of the Business Combination, which occurred on December 23, 2021, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of Class A common stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, which occurred on December 23, 2021, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Class A common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a Warrant unless the Class A common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have filed with the SEC registration statements for the registration, under the Securities Act, of the Warrants and the common stock issuable upon exercise of the Warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statements and a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Warrants, but we will use our commercially reasonably efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A common stock issuable upon exercise of the Warrants was not effective by the 60th day after the closing of the Business Combination, Warrant holders were permitted to, until such time as there was an effective registration statement, and may, during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each Warrant holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value and (B) 0.361 per Warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average per share price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

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in whole and not in part;
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at a price of $0.01 per Warrant;
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upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and
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if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti- Dilution Adjustments”) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” of our Class A common stock over the exercise price of the Warrants by (y) the fair market value and (B) 0.361 per Warrant.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

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in whole and not in part;
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at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below; and
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if, and only if, the closing price of our Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes and in “—Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00” above based on volume weighted average price of our Class A common stock for the

10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Warrant after such adjustment and the denominator of which is the exercise price of the Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti- Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date Fair Market Value of Class A common stock

(period to expiration of Warrants)		≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	. . . . . . . . . . . . . . . . . . . . . .	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	. . . . . . . . . . . . . . . . . . . . . .	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	. . . . . . . . . . . . . . . . . . . . . .	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	. . . . . . . . . . . . . . . . . . . . . .	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	. . . . . . . . . . . . . . . . . . . . . .	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	. . . . . . . . . . . . . . . . . . . . . .	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	. . . . . . . . . . . . . . . . . . . . . .	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	. . . . . . . . . . . . . . . . . . . . . .	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	. . . . . . . . . . . . . . . . . . . . . .	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	. . . . . . . . . . . . . . . . . . . . . .	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	. . . . . . . . . . . . . . . . . . . . . .	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	. . . . . . . . . . . . . . . . . . . . . .	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	. . . . . . . . . . . . . . . . . . . . . .	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	. . . . . . . . . . . . . . . . . . . . . .	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	. . . . . . . . . . . . . . . . . . . . . .	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	. . . . . . . . . . . . . . . . . . . . . .	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	. . . . . . . . . . . . . . . . . . . . . .	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	. . . . . . . . . . . . . . . . . . . . . . .	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	. . . . . . . . . . . . . . . . . . . . . . .	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	. . . . . . . . . . . . . . . . . . . . . . .	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	. . . . . . . . . . . . . . . . . . . . . . .	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 of a share of Class A common stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 of a share of Class A common stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 of a share of Class A common stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A common stock.

This redemption feature differs from the typical Warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A common stock is trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Class A common stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their Warrants for Class A common stock if and when such Class A common stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the Class A common stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Class A common stock, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A common stock is increased by a capitalization or share dividend payable in Class A common stock, or by a split-up of shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Class A common stock. A rights offering made to all or substantially all holders of Class A common stock entitling holders to purchase Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A common stock on account of such Class A common stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a shareholder vote to amend our Charter with respect to any provision relating to the rights of holders of our Class A common stock, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the company as provided for in our Charter) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A common stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in Altimer II’s IPO prospects, or defective provision (ii) amending the provisions relating to cash dividends on shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. A copy of the Warrant Agreement, which was filed as an exhibit to our 2021 Form 10-K, contains a complete description of the terms and conditions applicable to the Warrants.

The Warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their Warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional Warrants were issuable upon separation of the units and only whole Warrants will trade. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the units in the Altimar II IPO. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) were not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Warrants included in the units being sold in the Altimar II IPO. Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for the Fathom common stock and the Warrant Agent for the Warrants is Continental Stock Transfer & Trust Company.

Listing

Our Class A common stock and our Warrants to purchase Class A common stock are listed on The New York Stock Exchange under the symbols “FATH” and “FATH.WS,” respectively